IPC Email Template: USI Proxy Followup Email

Subject Line: Please Vote: Upcoming Mutual Fund Shareholder Meeting and Proxy Vote

We recently sent you proxy materials concerning important proposals affecting your T. Rowe Price fund(s). The proposals will be considered at an upcoming joint special shareholder meeting on July 25, 2018. The proposals include the election of new directors of the funds’ boards, as well as investment objective and/or policy changes for various T. Rowe Price funds.

As the date of the shareholder meeting approaches, we have not yet received the required votes on the two proposals below and are asking our clients to please vote their shares as soon as possible. Our records indicate that we have not yet received your vote.

• Amend the fundamental policy on commodities of nine funds

The proposed policy is intended to clarify the funds’ authority to enter into a variety of derivative transactions relating to commodities and would essentially “modernize” the current policy, which only discusses commodity-related futures and options. Under the proposed policy, the term “physical commodities” would be changed to “commodities,” but direct investments in commodities would still be prohibited. This change would align the funds’ policy on commodities with other T. Rowe Price funds.

• Reclassify the diversification status of ten sector funds from diversified to nondiversified

Sector funds tend to have more concentrated benchmarks with limited investable opportunity sets. The proposed change to each fund’s diversification policy will provide each sector fund with greater flexibility, but will not substantially affect the way each fund is managed.

YOUR FUND’S BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH PROPOSAL

For more information on the shareholder meeting, including information on the specific proposals, please review the proxy materials by clicking here.

To vote your shares, please call Computershare, our proxy solicitor, at 1 (866) 436-5968. Specialists can assist with questions and voting and are available Monday-Friday from 9 a.m. – 11 p.m. ET and Saturday from 12 p.m. – 6 p.m. ET.

We appreciate your continued business and partnership. If you have any additional questions, please feel free to contact us.

Regards,

[Insert Sales Associate Name and Outlook Signature]

This communication does not undertake to give investment advice in a fiduciary capacity. T. Rowe Price Associates, Inc., and/or its affiliates receive revenue from T. Rowe Price investment products and services.

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All funds are subject to market risk including possible loss of principal.

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